Exhibit 4.22

                        AGREEMENT FOR PAYMENT OF ACCOUNT
                        --------------------------------

         AGREEMENT FOR PAYMENT OF ACCOUNT dated as of Date (this "Agreement"), by and between RAMP CORPORATION, a Delaware corporation ("Ramp"), and Company Name, a _________ corporation ("Company Name").

         WHEREAS, Ramp wishes to reach an agreement on a payment plan to compensate Company Name for the balance owed to Company Name of $_________as of Date; and

         WHEREAS, Ramp and Company Name have reached agreement on the terms for the satisfaction of such balances owing to Company Name.

         NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Payment of Account. The total unpaid balance of the account owed by Ramp to Company Name, including, but not limited to, all services and expenses provided by Company Name to Ramp from Date through and up to Date, is for all purposes agreed by the parties to be $____________(the "Past Due Balance"). Company Name hereby agrees to accept and receive as payment for the Past Due Balance a stock payment (a "Stock Payment") to be paid by Ramp on Date. Ramp and Company Name will accept as payment in full the issuance of shares of Ramp common stock, par value $0.01 per share (the "Common Stock") priced at the average of the closing bid prices from the prior week as provided for herein (the "Stock Grants").

         2. Company Name Representations. Company Name represents and warrants to Ramp that (a) it is an "accredited investor", which is defined under Rule 501(a)(3) of the Securities Act of 1933, as amended (the "Act"), as a corporation with total assets in excess of $5,000,000; (b) it is acquiring the shares of Common Stock issued in respect of the Stock Grant for its own account and for investment purposes only; (c) it has no present intention to distribute any of such shares publicly and has no present agreement, understanding or arrangement to




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subdivide,  sell,  assign,  transfer or otherwise  dispose of all or any part of such shares subscribed for to any other person or entity. Notwithstanding the above, it is acknowledged that Company Name may publicly sell the shares in the open market without restriction through its broker if a registration statement covering the shares is declared effective (and remains effective at the time of sale) by the Commission. Company Name acknowledges that Ramp will be relying on the representations and warranties of Company Name set forth in this Section 2 in issuing the Common Stock to Company Name under an exemption from registration under the Act.

         3. Company Name Release. Provided Ramp is not in breach under the terms of this Agreement, Company Name shall forebear and suspend any legal, equitable or other action against Ramp for collection of the Past Due Balance. Upon execution of this Agreement Company Name will release Ramp, its subsidiaries, officers, directors, employees, agents, successors and assigns from any and all claims, damages, liabilities, actions or causes of action for money owed by Ramp to Company Name, its subsidiaries, officers, directors, employees, agents, successors and assigns for services rendered through the date of this Agreement and thereafter in any regard relating to the Past Due Balance.

         4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to New York's conflicts of law principles. This Agreement shall not be interpreted or construed with any presumption against the party that caused this Agreement to be drafted. Company Name and Ramp hereby consent to the jurisdiction of the Federal District Court of the Southern District of New York with respect to any action, suit or other proceeding arising out of or relating to this Agreement.

         5. Miscellaneous.

            (a) This Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties hereto. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof.



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            (b) Should there be any conflict between the terms and provisions of the Master Agreement and this Agreement, the terms and provisions of this Agreement shall govern and be controlling.

            (c) This Agreement may not be assigned by either party without the prior written consent of the Company Name hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers as of the date first written above.


RAMP CORPORATION                              Company Name


By:    ___________________________            By:    ___________________________


Name:  ___________________________            Name:  ___________________________


Title: ___________________________            Title: ___________________________



















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